As filed with the Securities and Exchange Commission on January 5, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DRUGMAX, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	34-1755390
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

312 Farmington Avenue

Farmington, CT 06032

(860) 676-1222

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Edgardo Mercadante

Chairman and Chief Executive Officer

DrugMax, Inc.

312 Farmington Avenue

Farmington, CT 06032

(860) 676-1222

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

WITH COPIES TO:

Thomas A. Rose, Esq.

Sichenzia Ross Friedman Ference LLP

1065 Avenue of the Americas

New York, New York 10018

(212) 930-9700

Approximate date of commencement of proposed sale to the public:    From time to time, at the discretion of the selling shareholders after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock issuable upon conversion of preferred stock	5,771,643	$3.37	$19,450,436.91	$2,289.32
Shares of common stock issuable upon exercise of warrants	1,378,374	$4.25	$5,858,089.50	$689.50
Total	7,150,017			$2,978.82

(1)	Includes shares of our common stock, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of preferred stock or exercise of warrants held by the selling stockholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of preferred stock or exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.
(2)	Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low closing prices of the Registrant’s common stock on the Nasdaq SmallCap Market on December 30, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 5, 2005

PROSPECTUS

7,150,017 Shares of Common Stock

This prospectus relates to the public offering of an aggregate of up to 7,150,017 shares of common stock which may be sold from time to time by the selling stockholders of DrugMax, Inc. named in this prospectus. Of these shares, 5,771,643 shares are issuable upon conversion of shares of our series A convertible redeemable preferred stock and 1,378,374 shares are issuable upon the exercise of common stock purchase warrants.

The shares of common stock are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” beginning on page 12. We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

DrugMax’s common stock is quoted on the Nasdaq SmallCap Market under the symbol “DMAX.”

On December 30, 2004, the last reported closing price of the common stock on the Nasdaq SmallCap Market was $3.37 per share.

Our principal executive offices are located at 312 Farmington Avenue, Farmington, CT 06032, and our telephone number is (860) 676-1222.

You Should Carefully Consider The “ Risk Factors” Beginning On Page 3 in Determining Whether to Purchase DrugMax Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005

PROSPECTUS SUMMARY

DrugMax, Inc., formed through the merger of the old DrugMax, a leading specialty pharmaceutical distributor of health-related products, and Familymeds Group, one of the largest operators of specialty pharmacies at the point of medical care in the U.S., is a specialty pharmacy and drug distribution provider. We operate more than 80 pharmacies under the Arrow Pharmacy & Nutrition Center and Familymeds Pharmacy brand names at or near the point of medical care in 13 states across the U.S. DrugMax also distributes specialty drugs that treat complex diseases and medical conditions to doctors, clinics, small hospitals, pharmacies and respiratory care providers.

RECENT DEVELOPMENTS

DrugMax Merger with Familymeds

On November 12, 2004, DrugMax, Inc. and Familymeds Group, Inc. completed their previously announced merger, pursuant to which Familymeds was merged with and into DrugMax, with DrugMax as the surviving entity. A copy of the Agreement and Plan of Merger by and between Familymeds and DrugMax, dated March 19, 2004, as amended July 1, 2004 and October 11, 2004, was filed with the Securities and Exchange Commission, as an appendix to DrugMax’s definitive proxy statement on Schedule 14A, on October 12, 2004. In this prospectus, we will refer to the merger between Familymeds and DrugMax as the “merger.”

In the merger, the shareholders of Familymeds (along with certain Familymeds warrant holders and note holders) received an aggregate of 10,470,507 shares of DrugMax common stock along with warrants to purchase an additional 3,500,090 shares of DrugMax common stock. The exercise price of the warrants is $2.61 per share. In addition, in connection with the merger, DrugMax issued an aggregate of 663,675 shares of restricted DrugMax common stock, along with options to purchase an additional 1,646,842 shares of DrugMax common stock, to certain employees and directors of Familymeds. The exercise price of the stock options is $0.57 per share. As a result, the pre-merger DrugMax stockholders as a group, owned approximately 40%, and Familymeds stockholders, employees and directors, as a group, own approximately 60%, of the issued and outstanding shares of DrugMax immediately after the merger, assuming the vesting of all restricted shares and the exercise of all stock options and warrants issued in connection with the merger. For accounting purposes, Familymeds is deemed to be the acquirer due to the post-merger ownership percentage of the former Familymeds stockholders and pre-merger DrugMax stockholders. Accordingly, in future filings, financial statements presented for periods prior to the date of the merger will be those of Familymeds and periods presented after the merger will reflect the financial position and results of operations of the newly combined company.

Amendment to Credit Agreement

On December 9, 2004, DrugMax entered into a Second Amended and Restated Credit Agreement, among DrugMax, its wholly-owned subsidiaries (Familymeds, Inc., Valley Drug Company, Valley Drug Company South), General Electric Capital Corporation, as lender and as agent for lenders, and the other lenders that become signatories to the credit agreement from time to time. The credit agreement provides a $65 million senior collateralized revolving credit facility. Available credit under the facility is based on eligible receivables, inventory and prescription files, as defined in the agreement, and the $65.0 million of maximum availability is reduced by $5.5 million of availability. The credit agreement requires compliance with certain restrictive covenants including, but not limited to, minimum EBITDA, maximum capital expenditures, minimum net worth, minimum inventory turnover, maximum trade receivable days sales outstanding and maximum accounts payable days outstanding. Interest on the revolving line of credit is calculated at an adjusted monthly LIBOR index rate plus an applicable LIBOR margin (as defined in the agreement). The credit agreement terminates on December 9, 2007. In conjunction with entering into the Second Amended and Restated Credit Facility, Familymeds’ $4 million term loan and related paid-in-kind interest of $0.8 million was repaid to General Electric Capital Corporation and, in addition, the credit facility in place with DrugMax at the time of the merger with Familymeds was terminated and the $11.3 million balance then outstanding was repaid to Congress Financial Corporation.

The December 2004 Equity Financing

On December 2, 2004, for an aggregate purchase price of $17 million, we sold to certain qualified institutional buyers and accredited investors an aggregate of 17,000 shares of DrugMax series A convertible redeemable preferred stock, which shares are convertible into an aggregate of 4,594,591 shares of the Company’s common stock in separate transactions, based upon an initial conversion price of $3.70 per share. In addition, the investors received warrants to purchase an aggregate of 1,378,374 shares of common stock of the Company.

The securities were sold pursuant to separate securities purchase agreements. Holders of the series A stock are entitled to receive cumulative dividends, before any dividends are paid to the common stockholders, at the rate per share of 7% per annum until the fourth anniversary, 9% per annum from the fourth anniversary of the closing until the fifth anniversary, 11% per annum from the fifth anniversary of the closing until the sixth anniversary and 14% per annum thereafter. The payment of dividends can be made by delivery of shares of common stock under certain circumstances, for which we have registered in this prospectus an aggregate of 1,177,052 shares of common stock. Except as provided in the certificate of designation, the shares of series A stock do not have any voting rights. The holders of the series A stock may at their option, from time to time, convert their shares into shares of common stock. The preferred stock is convertible into an aggregate of 4,594,591 shares of common stock, based upon an initial conversion price of $3.70 per share. The conversion price is subject to anti-dilution adjustments pursuant to the certificate of designation. Further, in the event we are in compliance with all of the provisions of the securities purchase agreements and related documents, and our common stock has a value weighted average price for 20 consecutive trading days which exceeds the conversion price by 150% for each of such 20 trading days, then we can require the holders of the preferred shares to convert 50% of their holdings into common stock at the then current conversion price. In the event such trading prices exceed the conversion price by 200%, then we can require the holders of the preferred shares to convert 100% of their holdings into common stock at the then current conversion price. Furthermore, after the fourth anniversary of the closing, provided we have satisfied the equity conditions set forth in the certificate of designation, we may at our option redeem the series A stock. If the redemption date occurs following the fourth anniversary of the closing but prior to the fifth anniversary, the redemption price shall be $1,200 per share plus all accrued and unpaid dividends, all liquidated damages and other amounts due in respect of the series A stock. If the redemption date occurs on or following the fifth anniversary of the closing but prior to the sixth anniversary, the redemption price shall be $1,100 per share plus all accrued and unpaid dividends, all liquidated damages and other amounts due in respect of the series A stock. If the redemption date occurs on or following the sixth anniversary of the closing, the redemption price shall be $1,050 per share, plus all accrued and unpaid dividends, all liquidated damages and other amounts due in respect of the series A stock. Pursuant to the certificate of designation, upon any liquidation, dissolution or winding-up of DrugMax, whether voluntary or involuntary, the holders of the series A stock shall be entitled to receive out of the assets of DrugMax, $1,000 for each share of series A stock plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon before any distribution or payment shall be made to the holders of any junior securities, including the common stock.

The exercise price of each warrant is $4.25 per share. The warrants are exercisable into common stock of DrugMax and expire on the fifth anniversary of the closing.

The aggregate underwriting discounts and/or commissions payable in connection with the private placement was $1,020,000.

We agreed to register the resale of the shares of common stock issuable upon the conversion of the series A stock and the exercise of the warrants. Subject to the terms of the separate registration rights agreements, we are required to file the registration statement with the Securities and Exchange Commission within 30 days of the closing, which occurred on December 2, 2004, to use our best efforts to cause the registration statement to be declared effective under the Securities Act of 1933 as promptly as possible after the filing thereof, and to use its best efforts to keep the registration statement continuously effective under the 1933 Act until all the registrable securities covered by the registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k).

RISK FACTORS

An investment in DrugMax involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained or incorporated by reference in this prospectus, before you decide to invest in DrugMax. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock could decline, and you could lose all or part of your investment.

We may fail to realize all of the anticipated benefits of the merger.

The value of the combined company following the merger and the benefits of the merger principally depend on the successful integration of DrugMax and Familymeds and the implementation of our business plan. We believe merging the two companies and thus vertically integrating DrugMax’s wholesale operations with Familymeds’ retail operations will reduce the aggregate expenses for the combined company while increasing our revenues and margins. However, there is little business precedent for the integration of a pharmaceutical wholesaler, such as DrugMax, and a retail pharmacy chain, such as Familymeds, and therefore, while management believes there are significant benefits to the merger, our ability to capitalize on these opportunities is uncertain. We may fail to realize some or all of the anticipated revenue opportunities, cost savings and other benefits of the transaction as a result of, among other things, vendor constraints, unanticipated costs, deterioration in the U.S. economy and other factors. In addition, the integration of our business and operations, including systems conversions, may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results. There can be no assurance that we will be able to successfully integrate Familymeds and DrugMax. If we fail to achieve our business plan or are delayed in doing so, our results of operations and financial condition would be materially adversely affected.

If not managed efficiently, our rapid growth may divert management’s attention from the operation of our business which could hinder our ability to operate successfully.

Our growth (including as a result of the merger) will place significant demands on our managerial and operational resources. Our failure to manage our growth efficiently may divert management’s attention from the operation of our business and render us unable to keep pace with our customers’ demands.

We have a history of losses and negative cash flow; our independent registered public accounting firm has issued an opinion with an explanatory paragraph discussing the substantial doubt about our ability to continue as a going concern.

Familymeds, the accounting survivor in the merger, incurred net losses of $3.6 million, $12.2 million and $10.1 million for the nine months ended September 25, 2004 and for the years ended December 27, 2003 and December 28, 2002, respectively. As of September 25, 2004 and December 27, 2003, Familymeds had a stockholders’ deficit of $141.7 million and $133.9 million, respectively. The opinion from the independent registered public accounting firm on Familymeds’s financial statements as of December 27, 2003 and for the year then ended was modified with respect to the substantial doubt surrounding Familymeds’s ability to continue as a going concern. While we believe that the merger offers the combined company a greater opportunity than either DrugMax or Familymeds individually would have to improve its financial position, for the reasons discussed above there can be no assurance that we will be able to integrate the two companies or that the anticipated benefits of the merger will be realized. If we fail to integrate the two companies, achieve our new business plan, realize some or all of the anticipated revenue opportunities or cost savings and other benefits of the merger, or if the costs of the merger or the integration exceeds what is anticipated, our working capital and financial condition will be materially negatively impacted and we may not be able to continue as a going concern.

Our plan to increase our sales of higher margin products may be unsuccessful.

Over the past decade, participants in the wholesale pharmaceutical distribution industry have experienced declining gross and operating margin percentages. In addition, brand name drug manufacturers recently have started to require drug wholesalers to reduce or eliminate forward buying, a strategy pursuant to which wholesalers purchase products in anticipation of price increases. Further, brand manufacturers are reducing the number of buy-in programs that they are offering. Buy-in programs are special opportunities provided by manufacturers to purchase greater-than-normal quantities at reduced prices. Both of these trends may result in further downward pressure on our gross margins. As a result of these pressures, although we continue to distribute brand products as requested by customers, beginning in 2003 we began to focus our efforts on higher-margin products, including generic and over-the-counter products. As part of this strategy, from time-to- time, we seek to acquire additional complementary higher-margin product lines. However, there can be no assurances that we will be able to maintain or increase revenues and margins in the future. Growth in higher-margin products requires significant marketing and sales efforts, which may not be successful, as well as working capital to capitalize on opportunities to purchase product at reduced prices, which may not be available. Low demand for higher-margin products could prevent us from increasing our sales of these products, and increased competition in higher- margin products could reduce the margins on those products. In addition, the merger integration costs may exceed what is anticipated and we may not achieve the expected synergies related to the merger, both of which may negatively impact our working capital and our opportunities to participate in lower price buying opportunities, which will negatively impact our margins and profitability.

The implementation of our business plan is dependent upon the continued employment of our management team and attracting and retaining qualified pharmacists.

Our success will depend to a large extent on our executive management team, key employees and pharmacists. We historically have not had significant difficulty attracting and retaining needed employees. However, pursuant to the merger agreement between DrugMax and Familymeds, immediately after the merger, we are required to negotiate in good faith new employment agreements with each of Jugal Taneja, William LaGamba, Edgardo Mercadante and Dale Ribaudo. The terms of such new employment agreements must be acceptable to both the employee and our compensation committee. Despite such good faith efforts, however, there is a risk that we may not reach mutually acceptable terms, in which case, with respect to each such officer, we will have the option of terminating such officer’s employment subject to the applicable provisions of his current employment agreement. The loss of any of these individuals, as well as certain other key employees and pharmacists, could have a material adverse effect on our ability to implement our business plan. With the exception of Mr. Mercadante, we do not have “key person” life insurance covering any of our employees. As is generally true in the industry, if any of our senior management or key personnel with an established reputation within the industry were to leave our employment, there can be no assurance that our customers or suppliers who have relationships with such person would not purchase products from such person’s new employer, rather than from us. There is currently a national shortage of pharmacists. As a result, we may not be able to attract and retain an adequate number of pharmacists required in order to maintain our existing level of customer service.

Our business could be adversely affected if relations with any of our significant suppliers are terminated; substantially all of our supplier agreements are terminable at will.

Our ability to purchase pharmaceuticals, or to expand the scope of pharmaceuticals purchased, from a particular supplier is largely dependent upon such supplier’s assessment of our creditworthiness and our ability to resell the products we purchase. We also are dependent upon our suppliers’ continuing need for, and willingness to utilize, our services to help them manage their inventories. Substantially all of our supplier agreements are terminable at will by either party or upon short notice without penalty. Further, many suppliers own exclusive patent rights on the products they manufacture and are the sole manufacturers of certain products. While we believe that if we were to cease to be able to purchase products directly from a supplier, we could secure the same products through other sources, including other wholesalers, there is a risk that the price per product might be more expensive in such an event. As previously discussed, particularly in the area of branded pharmaceuticals, we operate with small profit margins. Our largest suppliers (including wholesale distributors and manufacturers) include AmeriSourceBergen Corp., GlaxoSmithKline Financial, Inc., Eli Lilly & Co., Astra-Zeneca Ip, Bristol-Myers Squibb, 3M Pharmaceuticals, Aventis Pharmaceuticals, Pfizer, Inc., Novartis Pharmaceuticals, JOM Pharmaceutical Services, Merck, Inc., P&G Pharmaceuticals, Amgen, Roche, Purdue Frederick, Schering Corp. and Abbott Labs.

The increase in the number of our authorized preferred stock could impede a change of control that would be beneficial to our stockholders.

In connection with the merger, we increased the number of shares of preferred stock which the board of directors can issue from 2 million to 5 million. When designating and issuing the preferred stock, the board of directors may issue shares with voting, dividend, liquidation, conversion or other rights that could adversely affect the voting power and other rights of our common stockholders. Further, this type of preferred stock makes it possible for us to issue preferred stock quickly with terms calculated to delay or prevent a change in our control or make removal of our management more difficult. Additionally, if we issue the preferred stock, the market price of common stock may decrease, and voting and other rights may decrease. Currently, we have 17,000 shares of Series A preferred stock outstanding. While the Series A preferred stock does not have voting rights, the holders may from time to time convert the shares into common stock at an initial price of $3.70 per share, which conversion price is subject to antidilution protection. The series A stock has dividend and liquidation rights that are superior to our common stock.

Our disclosure controls and procedures are not adequately effective.

As reported in the DrugMax annual report on Form 10-K for the year ended March 31, 2004 and in the Forms 10-Q for the quarters ended June 30, 2004 and September 30, 2004, the then Chief Executive Officer and Chief Financial Officer of DrugMax concluded that as of June 30, 2004 and September 30, 2004, DrugMax’s disclosure controls and procedures needed improvement and were not adequately effective. Further, the impact of the merger on the combined company’s disclosure controls and procedures cannot be determined at this time. Familymeds was previously a private company and did not previously maintain disclosure controls and procedures designed to ensure that information required to be disclosed to the Securities and Exchange Commission was recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. If appropriate disclosure controls and procedures are not implemented, information required to be disclosed by us after the merger in our financial statements may not be recorded, processed, summarized or reported within the appropriate time periods and may periodically result in a misstatement of the financial statements, and it is possible that such information will not be accumulated and communicated to our management to allow for timely decisions.

Our success is dependent upon entering into and maintaining profitable contracts with health insurers, managed care organizations and pharmacy benefit managers.

We derive a majority of our revenue from health insurers, managed care organizations and pharmacy benefit managers. Our contracts with these organizations enable us to obtain reimbursement on behalf of our customers for the prescription products that they purchase at our pharmacies. However, we do not know if we will be successful in maintaining these contracts. In the past, we have been prevented from participating in certain plans because of the plan’s decision to restrict participation as a cost saving initiative, or because the reimbursement rate offered by the plan was less than our cost of goods sold. If we are unable to maintain existing contracts or obtain additional contracts, our customers may not be able to obtain reimbursement for prescription products purchased at our retail, mail order and online pharmacies, which would decrease the demand for our services and products and impair our ability to retain and expand our customer base. These plans include state Medicaid plans, Express Scripts, PCS, and Paid prescription plans. Under the terms of these agreements, we are required to dispense prescription drugs to customers in return for a contracted reimbursement rate from the individual plan.

Competition in the markets in which we compete is intense and could have a negative effect on our earnings.

We conduct business in competitive markets and expect competition to intensify in the future. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could harm our earnings. Our competitors, many of which have significantly greater financial, technical, marketing and other resources than we do, include:

•	Chain drugstores including CVS, Rite Aid and Walgreen’s;

•	Mass marketers including Target and Wal-Mart;

•	Warehouse clubs including BJ’s, Costco and Sam’s Club;

•	Mail order prescription providers including Express Scripts and Medco;

•	Online drugstores including drugstore.com; and

•	Specialty medication providers including Accredo Health and Priority Healthcare.

In addition, we face competition from online pharmacies outside the United States.

The demand for our services and products is affected by regulatory and other changes in the health care industry.

Our revenues from prescription drug sales may be affected by health care reform initiatives of federal and state governments, including proposals designed to significantly reduce spending on Medicare, Medicaid and other government programs. The demand for our services and products may also be affected by changes in programs providing for reimbursement for the cost of prescription drugs by third party plans and regulatory changes relating to the approval process for prescription drugs. These initiatives could lead to the enactment of federal and state regulations that may adversely impact our prescription drug sales and, accordingly, our results of operations. Managed care organizations are increasingly challenging the price and cost-effectiveness of medical products and services. While we may be successful in continuing our contracts for insurance reimbursement, the efforts of managed care organizations to contain costs will likely place downward pressures on our gross margins from sales of prescription drugs. We cannot be certain that our products and services will be considered cost effective or that adequate managed care organization reimbursement will be available to enable us to maintain price levels sufficient to realize adequate profit margins on prescription drugs. Our failure to realize and maintain adequate profit margins on prescription drugs would adversely affect our operating results.

Our operations are subject to extensive regulations and failure to comply with those regulations could result in severe penalties and damage to our brand.

We are subject to extensive federal, state and local licensing and registration laws and regulations with respect to our business, including our pharmacy and franchise operations and the pharmacists we employ. Regulations in these areas often involve subjective interpretation and we do not know if our attempts to comply with these regulations will be deemed sufficient by the appropriate regulatory agencies. While we believe we have satisfied our licensing and registration requirements and continue to actively monitor our compliance with these requirements, we cannot ensure you that such monitoring will be adequate to achieve full compliance. Violations of any of these regulations could result in various penalties, including suspension or revocation of our licenses or registrations, and seizure of our inventory or monetary fines, any of which could adversely affect our operations and damage our brand.

We also are subject to requirements under the Controlled Substances Act and Federal Drug Enforcement Agency regulations, as well as state and local laws and regulations related to our pharmacy operations such as registration, security, record keeping and reporting requirements related to the purchase, storage and dispensing of controlled substances, prescription drugs and certain over-the-counter drugs. Under the Food, Drug & Cosmetic Act of 1938, the distribution of adulterated or misbranded homeopathic remedies or other drugs is prohibited. Violations could result in substantial fines and other monetary penalties, seizure of the misbranded or adulterated items, and/or criminal sanctions. We also are required to comply with the Dietary Supplement Health and Education Act when selling dietary supplements and vitamins.

In addition, our pharmacy compounding services are subject to Food and Drug Administration regulation. The Food and Drug Administration also regulates drug advertising and promotion, including direct-to-patient advertising, done by or on behalf of manufacturers and marketers. If we expand our product and service offerings, more of our products and services will likely be subject to Food and Drug Administration regulation. Failure to comply with these regulations could result in significant penalties which may be material. We also are subject to federal statutes and state legislation that prohibit the offer, payment, solicitation, or receipt of any remuneration directly or indirectly in exchange for, or intended to induce, the referral of patients or the sale or purchase of services and supplies covered by certain governmental programs (Anti-Kickback Laws). We also are subject to the Ethics in Patient Referrals Act of 1989, commonly referred to as “Stark Law,” which prohibits the billing of federally-funded health care programs for certain health care services provided by entities with which the referring physician has certain financial arrangements. Violations of these laws are punishable by civil sanctions, including significant monetary penalties and exclusion from participation in the Medicare and Medicaid programs, and criminal sanctions in the case of the Anti-Kickback Law. Due to the breadth and complexity of these laws, there can be no assurance that we, any of our personnel, or any of our significant customers or business partners, will not become subject to sanctions that could have a material adverse effect on our business, financial condition and results of operations. Additionally, the sanctioning or exclusion of a manufacturer or recipient of our products or services, even for activities unrelated to us, could also have a material adverse effect on our business, financial condition and results of operations.

Pursuant to the Omnibus Budget and Reconciliation Act of 1990 and similar state and local laws and regulations, our pharmacists are required to offer counseling to our customers about medication, dosage, delivery systems, common side effects, adverse effects or interactions and therapeutic contraindications, proper storage, prescription refill and other information deemed significant by our pharmacists. In the event that our pharmacists or our mail order and online pharmacies provide erroneous or misleading information to our customers, we may be subject to liability or negative publicity that could have an adverse impact on our business. Although we carry general, professional and product liability insurance, our insurance may not cover potential claims of this type or may not be adequate to protect us from all liability that may be imposed.

The Health Insurance Portability and Accountability Act of 1996, and regulations promulgated thereunder (collectively “HIPAA”), require health care providers like us to comply with specified standards for electronic billing and other transactions and to adopt and comply with policies and procedures to protect the security and privacy of an individual’s protected health information consistent with HIPAA requirements, and prohibit the use or dissemination of an individual’s protected health information without the individual’s consent. There are significant civil monetary and criminal penalties for failure to comply.

Although we do not offer franchises for sale at this time, in the case of renewing franchisees, we are subject to the disclosure requirements of the Federal Trade Commission and may be subject to pre-sale disclosure requirements and registration requirements of various state laws regulating the offer and sale of franchises. In addition, with respect to our existing franchisees, we also may be subject to certain state laws regulating the franchisor-franchisee relationship. Failure to comply with these regulations could result in substantial financial penalties. As of December 30, 2004, we held franchise agreements for eight stores and are not materially dependent on these agreements.

We also are subject to laws governing our relationship with employees, including minimum wage requirements, overtime and working conditions. Increases in the federal minimum wage rate, employee benefit costs or other costs associated with employees could adversely affect our results of operations. Other legislation being considered at the federal and state level could affect our business including state legislation related to the regulation of nonresident pharmacies. While we believe we are currently in material compliance with the state and federal laws and regulations governing our business any violation of such laws or regulations could reduce our revenues and profitability and otherwise adversely affect our operating results.

Risks Related To Our Common Stock

There are a large number of shares underlying our convertible preferred stock and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock.

As of December 20, 2004, we had 19,336,068 shares of common stock issued and outstanding, series A convertible preferred stock which is convertible into 4,594,591 shares of common stock and outstanding options and warrants to purchase 5,246,932 shares of common stock excluding the 1,378,374 warrants identified in the next sentence. This prospectus relates to the resale of up to 4,594,591 shares of common stock issuable upon conversion of the preferred stock, 1,177,052 shares of common stock issuable in payment of dividends and 1,378,374 shares of common stock issuable upon exercise of outstanding warrants. All of these shares will be freely traded upon the effective date of this prospectus and may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock. Although the selling stockholders may not convert their convertible debentures and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit, which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and the documents incorporated herein by reference constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our business or our industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. Such statements include, in particular, statements about our plans, strategies, prospects, changes and trends in our business and the markets in which we operate as described in this prospectus, the documents incorporated herein by reference and any supplement to this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “forecast,” “predict,” “propose,” “potential” or “continue” or the negative of those terms or other comparable terminology. These statements are only predictions.

Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in the section of this prospectus entitled “Risk Factors” as well as in other documents that we subsequently incorporate by reference into this prospectus, and in the section entitled “Risk Factors” in any supplements to this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus and in other documents that we subsequently incorporate by reference in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

We caution the reader that the risk factors contained in or incorporated into this prospectus may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict these new risk factors, nor can it assess the impact, if any, of these new risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. In addition, management’s estimates of future operating results are based on our current business, which is constantly subject to change.

OTHER INFORMATION

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders. All of the net proceeds from the sale of our common stock will go to the selling stockholders. We may receive proceeds upon the exercise of common stock purchase warrants.

SELLING STOCKHOLDERS

The following table sets forth the common stock ownership of the selling stockholders as of December 20, 2004, including the number of shares of common stock issuable to the selling stockholders upon the conversion of the series A convertible preferred stock and the exercise of warrants held by the selling stockholders. Other than as set forth in the following table, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Name	Total Shares of Common Stock Issuable Upon Conversion or Exercise of Securities	Total Percentage of Common Stock, Assuming Full Conversion and Exercise	Shares of Common Stock Included in Prospectus (1)	Beneficial Ownership Before the Offering	Percentage of Common Stock Owned Before Offering	Beneficial Ownership After the Offering	Percentage of Common Stock Owned After Offering
Midsummer Investment, Ltd.(2)	2,108,107	10.14%	Up to 2,523,537 shares of common stock	980,688	4.99%	—	—

Islandia L.P.(3)	1,405,405	7.00%	Up to 1,682,359 shares of common stock	980,688	4.99%	—	—

Wasatch Micro Cap Fund(4)	1,124,323	5.68%	Up to 1,345,886 shares of common stock	980,688	4.99%	—	—

Wasatch Micro Cap Value Fund(5)	281,080	1.48%	Up to 336,471 shares of common stock	281,080	1.14%	—	—

Enable Growth Partners, L.P.(6)	263,512	1.39%	Up to 315,441 shares of common stock	263,512	1.07%	—	—

CD Investment Partners, Ltd.(7)	175,675	*	Up to 210,294 shares of common stock	175,675	*	—	—

EGI-NP Investments, LLC.(8)	175,675	*	Up to 210,294 shares of common stock	175,675	*	—	—

Bristol Capital Advisors, LLC(9)	309,188	1.63%	Up to 370,118 shares of common stock	309,188	1.26%	—	—

Crown Investment Partners, L.P.(10)	130,000	*	Up to 155,618 shares of common stock	130,000	*	—	—

*	Less than 1%

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible preferred stock is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1)	Includes all of the shares issuable upon conversion of the convertible preferred stock and exercise of the warrants. Also includes such number of shares of common stock as would be required to pay all dividends for three years. The selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.
(2)	Midsummer Capital, LLC is the investment manager to Midsummer Investment Ltd. By virtue of such relationship, Midsummer Capital, LLC may be deemed to have dispositive power over the shares owned by Midsummer Investment Ltd. Midsummer Capital, LLC disclaims beneficial ownership of such shares. Mr. Michel Amsalem and Mr. Scott Kaufman have delegated authority from the members of Midsummer Capital, LLC with respect to the shares of common stock owned by Midsummer Investment Ltd. Messrs. Amsalem and Kaufman may be deemed to share dispositive power over the shares of our common stock owned by Midsummer Investment Ltd. Messrs. Amsalem and Kaufman disclaim beneficial ownership of such shares of our common stock and neither person has any legal right to maintain such delegated authority.
(3)	Richard O. Berner, Edgar R. Berner and Thomas R. Berner may be deemed the control persons of the shares owned by such entity.
(4)	Wasatch Advisors, Inc. is the investment advisor to Wasatch Funds, Inc., a registered investment company comprised of a series of funds under the Investment Company Act of 1940, which are the beneficial owners of the shares owned by such entity.
(5)	Wasatch Advisors, Inc. is the investment advisor to Wasatch Funds, Inc., a registered investment company comprised of a series of funds under the Investment Company Act of 1940, which are the beneficial owners of the shares owned by such entity.
(6)	Mitch Levine may be deemed the control person of the shares owned by such entity.
(7)	CD Capital Management LLC, as the investment manager of CD Investment Partners, Ltd., and John D. Ziegelman, as President of CD Capital Management LLC, each may be deemed to have beneficial ownership of the shares held by CD Investment Partners, Ltd..
(8)	CD Capital Management LLC, as agent for EGI-NP Investments, LLC, and John D. Ziegelman, as President of CD Capital Management LLC, each may be deemed to have beneficial ownership of the shares held by EGI-NP Investments, LLC.
(9)	Paul Kessler, as manager of Bristol Capital Advisors, LLC, the investment manager to Bristol Investment Funds, Ltd. has voting and investment control over the securities held by Bristol Investment Fund, Ltd. Mr. Kessler disclaims beneficial ownership of the securities held by Bristol Investment Fund, Ltd.
(10)	Chris Pauli may be deemed the control person of the shares owned by such entity.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock of DrugMax, Inc. and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the Trading Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES TO BE REGISTERED

On December 2, 2004, for an aggregate purchase price of $17 million, we sold to certain qualified institutional buyers and accredited investors an aggregate of 17,000 shares of series A convertible redeemable preferred stock in separate transactions, which shares are convertible into an aggregate of 4,594,591 shares of the Company’s common stock, based upon an initial conversion price of $3.70 per share. In addition, the investors received warrants to purchase an aggregate of 1,378,374 shares of common stock of the Company.

The securities were sold pursuant to separate securities purchase agreements. Holders of the series A stock are entitled to receive cumulative dividends, before any dividends are paid to the common stockholders, at the rate per share of 7% per annum until the fourth anniversary, 9% per annum from the fourth anniversary of the closing until the fifth anniversary, 11% per annum from the fifth anniversary of the closing until the sixth anniversary and 14% per annum thereafter. The payment of dividends can be made by delivery of shares of common stock under certain circumstances, for which we have registered in this prospectus an aggregate of 1,177,052 shares of common stock. Except as provided in the certificate of designation, the shares of series A stock do not have any voting rights. The holders of the series A stock may at their option, from time to time, convert their shares into shares of common stock. The preferred stock is convertible into an aggregate of 4,594,591 shares of common stock, based upon an initial conversion price of $3.70 per share. The conversion price is subject to anti-dilution adjustments pursuant to the certificate of designation. Further, in the event we are in compliance with all of the provisions of the securities purchase agreements and related documents, and our common stock has a value weighted average price for 20 consecutive trading days which exceeds the conversion price by 150% for each of such 20 trading days, then we can require the holders of the preferred shares to convert 50% of their holdings into common stock at the then current conversion price. In the event such trading prices exceed the conversion price by 200%, then we can require the holders of the preferred shares to convert 100% of their holdings into common stock at the then current conversion price.

conversion price. Furthermore, after the fourth anniversary of the closing, provided we have satisfied the equity conditions set forth in the certificate of designation, we may at our option redeem the series A stock. If the redemption date occurs following the fourth anniversary of the closing but prior to the fifth anniversary, the redemption price shall be $1,200 per share plus all accrued and unpaid dividends, all liquidated damages and other amounts due in respect of the series A stock. If the redemption date occurs on or following the fifth anniversary of the closing but prior to the sixth anniversary, the redemption price shall be $1,100 per share plus all accrued and unpaid dividends, all liquidated damages and other amounts due in respect of the series A stock. If the redemption date occurs on or following the sixth anniversary of the closing, the redemption price shall be $1,050 per share, plus all accrued and unpaid dividends, all liquidated damages and other amounts due in respect of the series A stock. Pursuant to the certificate of designation, upon any liquidation, dissolution or winding-up of DrugMax, whether voluntary or involuntary, the holders of the series A stock shall be entitled to receive out of the assets of DrugMax, $1,000 for each share of series A stock plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon before any distribution or payment shall be made to the holders of any junior securities, including the common stock.

The exercise price of each warrant is $4.25 per share, the warrants are exercisable into common stock of DrugMax and expire on the fifth anniversary of the closing.

Common Stock. Each holder of common stock is entitled to one vote per share held of record on all matters submitted to a vote of the stockholders. All shares of common stock are entitled to participate in any distributions or dividends that may be declared by the board of directors, subject to any preferential dividend rights of outstanding shares of preferred stock. Subject to prior rights of creditors, all shares of common stock are entitled, in the event of our liquidation, dissolution or winding up, to participate ratably in the distribution of all our remaining assets, after distribution in full of preferential amounts, if any, to be distributed to holders of preferred stock. There are no sinking fund provisions applicable to the common stock. Our common stock has no preemptive or conversion rights or other subscription rights. All of the shares of common stock offered by us under this prospectus will, when issued, be fully paid and non-assessable.

LEGAL MATTERS

The validity of the issuance of the shares being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule of DrugMax and its subsidiaries as of March 31, 2003 and 2004, and for the years ended March 31, 2003 and 2004, incorporated in this prospectus by reference from DrugMax’s Annual Report on Form 10-K and 10-K/A for the year ended March 31, 2004, have been audited by BDO Seidman, LLP, an independent registered public accounting firm, which are incorporated by reference, and have been so incorporated in reliance upon the reports of such firm given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and the related consolidated financial statement schedule of DrugMax, Inc. and subsidiaries for the year ended March 31, 2002, incorporated in this prospectus by reference from DrugMax, Inc.’s Annual Report on Form 10-K and Form 10-K/A for the year ended March 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Familymeds Group, Inc. and its subsidiaries as of December 27, 2003 and December 28, 2002 and for the years then ended, incorporated by reference from DrugMax, Inc.’s definitive proxy statement on Schedule 14A filed on October 12, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs referring to: (i) the change in method of accounting for negative goodwill, goodwill and other intangible assets to conform to Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”, (ii) the application of procedures relating to certain disclosures of consolidated financial statement amounts related to the December 29, 2001 consolidated financial statements that were audited by other auditors who have ceased operations and (iii) uncertainty related to Familymeds Group, Inc.’s ability to continue as a going concern), which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Arthur Andersen LLP, which audited the financial statements of Familymeds Group, Inc. for the year ended December 29, 2001 incorporated in this prospectus, was convicted on June 15, 2002 of federal obstruction of justice charges arising from the government’s investigation of Enron Corp. At the time of Arthur Andersen LLP’s conviction, it ceased accounting and auditing operations, and the Board of Directors and the Audit Committee of Familymeds Group Inc. declined to retain Arthur Andersen LLP to provide further services. At that time, there was no disagreements on the part of Arthur Andersen LLP with Familymeds Group, Inc., and the report of Arthur Andersen LLP concerning the above financial statements of Familymeds Group, Inc. contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles other than the modification with respect to uncertainty related to Familymeds Group, Inc.’s ability to continue as a going concern. Because Arthur Andersen LLP ceased accounting and auditing operations in 2002, Familymeds Group, Inc. has not obtained, as contemplated by the Securities and Exchange Commission’s regulations, a letter from Arthur Andersen LLP confirming the above statements.

Arthur Andersen LLP has not consented to the incorporation of its report on the consolidated financial statements of Familymeds Group, Inc. for the year ended December 29, 2001 in this prospectus. We have dispensed with the requirement to file its consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference if its reports in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statement of a material fact contained in the consolidated financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” in this prospectus reports that we file with them, which means that we can disclose important information to you by referring you to those reports. Accordingly, we are incorporating by reference in this prospectus the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

(1) DrugMax, Inc.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004, filed with the Commission on July 14, 2004, and amended on Form 10-K/A, filed with the Commission on October 1, 2004;

(2) DrugMax, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, filed with the Commission on August 12, 2004, and amended on Form 10-Q/A, filed with the Commission on October 1, 2004;

(3) DrugMax, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, filed with the Commission on November 12, 2004;

(4) The consolidated financial statements of Familymeds Group, Inc. and subsidiaries as of December 27, 2003 and December 28, 2002 and for the years ended December 27, 2003, December 28, 2002 and December 29, 2001 contained in DrugMax’s definitive proxy statement on Schedule 14A filed on October 12, 2004;

(5) Familymeds Group, Inc.’s unaudited condensed consolidated financial statements as of September 25, 2004 and for the nine months ended September 25, 2004 and September 27, 2003 contained in DrugMax’s Form 8-K/A filed on January 4, 2005;

(6) The pro forma unaudited condensed consolidated balance sheet at September 25, 2004 for Familymeds Group, Inc. and September 30, 2004 for DrugMax, Inc., and the pro forma unaudited condensed consolidated statements of operations for the six months ended September 25, 2004 for Familymeds Group, Inc. and for the six months ended September 30, 2004 for DrugMax, Inc. contained in DrugMax’s Form 8-K/A filed on January 4, 2005;

(7) The pro forma unaudited condensed consolidated statement of operations for the twelve months ended March 27, 2004 for Familymeds Group, Inc. and for the year ended March 31, 2004 for DrugMax, Inc. contained in DrugMax’s definitive proxy statement on Schedule 14A filed on October 12, 2004;

(8) the description of our shares contained in our Registration Statement on Form SB-2, filed November 1, 2000, File No. 0-24362; and

(9) all other reports we filed pursuant to Sections 13 (a) or 15(d) of the Securities Exchange Act of 1934, since the end of the fiscal year covered by our Annual Report on Form 10-K/A for the fiscal year ended March 31, 2004.

The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Any information that we file later with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 will automatically update and supersede this information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy any of those reports, proxy statements or other documents at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on its public reference facilities. These filings are also available to the public from commercial document retrieval services and at the Commission’s Web site at www.sec.gov. You may also read and copy our annual and quarterly reports from our website at www.drugmax.com.

Our common stock is quoted on the Nasdaq SmallCap Market. Reports, proxy statements and other information concerning DrugMax that we file with Nasdaq can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. In addition, we maintain a website at www.drugmax.com that contains additional information, including news releases, about our business and operations. Information contained in this website does not constitute, and shall not be deemed to constitute, part of this prospectus.

You may also request a copy of any of our filings with the Commission, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

DrugMax, Inc.

312 Farmington Avenue

Farmington, CT 06032-1968

(860)676-1222

Attn: Allison D. Kiene, Vice President and General Counsel

This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act. This prospectus does not contain all the information that is contained in the registration statement, some of which we are allowed to omit under the rules and regulations of the Commission. We refer to the registration statement and to the exhibits filed with the registration statement for further information with respect to DrugMax. Copies of the registration statement and the exhibits to the registration statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained in this prospectus concerning the provisions of documents are summaries of the material provisions of those documents, and each of those statements is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distributions.

SEC registration fee	$2,979
Legal fees and expenses	85,000
Accounting fee and expenses	10,000
Printing expenses	10,000
Total	$107,979

Item 15. Indemnification of Directors and Officers.

Section 78.7502 of the Nevada General Corporation Law provides that:

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a) Is not liable pursuant to Section 78.138 of the Nevada General Corporation Law; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a) Is not liable pursuant to Section 78.138; or

(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.138 of the Nevada General Corporation Law provides, in part, that:

1. Directors and officers shall exercise their powers in good faith and with a view to the interests of the corporation; and

2. A director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a) His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b) His breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Further, DrugMax’s amended and restated articles of incorporation limit the personal liability for a breach of duty as a director of each member on its board of directors to DrugMax and its stockholders to the amount of compensation, if any, received by the director for serving DrugMax as a director during the year in which the breach of duty occurred. Further, the amended and restated articles of incorporation provide for mandatory indemnification by DrugMax of its directors and officers and permissive indemnification of its employees and agents.

DrugMax maintains directors’ and officers’ liability insurance for all its directors and officers. Further, DrugMax may enter into indemnification agreements with its directors and executive officers.

ITEM 16. EXHIBITS

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
3.1	Certificate of Designation Series A Preferred Stock(1)

5.1	Opinion of Sichenzia Ross Friedman Ference LLP with respect to the validity of the securities being offered.

10.1	Form of Securities Purchase Agreement(1)

10.2	Form of Registration Rights Agreement(1)

10.3	Form of Warrant(1)

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1).

23.2	Consent of BDO Seidman, LLP

23.3	Consent of Deloitte & Touche LLP

23.4	Consent of Deloitte & Touche LLP

24	Power of Attorney (included on the signature page of this registration statement).

1.	Filed as an exhibit to Current Report on Form 8-K, dated December 2, 2004, and incorporated herein by reference.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes on volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement,

2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14-a or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulations S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, DrugMax, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Farmington, State of Connecticut, on the 5th day of January 2005.

DRUGMAX, INC.

By:	/s/ EDGARDO MERCADANTE
Name:	Edgardo Mercadante
Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose name appears below hereby constitutes and appoints each of Edgardo Mercadante and Dale Ribaudo, or either of them, each acting alone, such person’s true and lawful attorney-in-fact, with full power of substitution to sign for such person and in such person’s name and capacity indicated below, in connection with this Registrant’s registration statement on Form S-3, including to sign this registration statement and any and all amendments to this registration statement, including Post-Effective Amendments, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys-in-fact to any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ EDGARDO MERCADANTE By: Edgardo Mercadante	Co-Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	January 5, 2005

/s/ DALE RIBAUDO By: Dale Ribaudo	Chief Financial Officer (Principal Financial Accounting Officer)	January 5, 2005

/s/ JUGAL K. TANEJA By: Jugal K. Taneja	Co-Chairman of the Board and Director	January 5, 2005

/s/ LAURA WITT By: Laura Witt	Director	January 5, 2005

/s/ PHILIP GERBINO By: Philip Gerbino	Director	January 5, 2005

By: Peter Grua	Director	January 5, 2005

/s/ RAKESH K. SHARMA By: Rakesh K. Sharma	Director	January 5, 2005

By: Mark Majeske	Director	January 5, 2005